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June 24, 1996


Wind River Systems, Inc.
1010 Atlantic Avenue
Alameda, CA  94501

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,500,000 shares (adjusted to give effect to a three for two stock dividend on May 24, 1996) of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1987 Equity Incentive Plan, as amended, 1993 Employee Stock Purchase Plan, as amended, and 1995 Non-Employee Directors' Stock Option Plan, (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).


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Walker Interactive Systems, Inc.
March 29, 1996
Page 2


We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By: /s/ Andrea Vachss
    -----------------
    Andrea Vachss